EXHIBIT 10.1

SEVENTH AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Seventh Amendment to the Second Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is adopted by Merit Medical Systems, Inc. (the “Employer”) as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, the Plan permits Plan participants to direct that their Plan accounts be invested in shares of common stock of the Employer (“Employer Stock”); and

WHEREAS, Plan participants who elect to invest their Plan accounts in Employer Stock are authorized to the direct the Trustee of the Plan as to the manner in which any shares of Employer Stock held in their Plan accounts are voted; and

WHEREAS, the Employer wishes to amend the Plan to provide that in the case of any participants who fail to timely direct the Trustee as to the manner in which shares of Employer Stock held in their Plan accounts are to be voted on any given matter, the Plan Administrator may direct the Trustee as to the manner in which such otherwise non-voted shares of Employer Stock are to be voted; and

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the second paragraph of Article XI A 2 of the Plan document, dealing with Participant-Directed Investments, is amended to read in its entirety as follows effective June 1, 2014:

“Upon notice that a Participant has elected to exercise control over all or a portion of the assets in his Accounts, the Trustee shall segregate a portion of the assets of the Trust Fund equal to the enumerated portion, shall separately administer those funds, and shall invest those funds in such Administrator-approved Plan investment options as are selected by the Participant as an Individual Investment Fund in the name of the Participant separate and apart from the Non-Self Directed Fund. The assets in each Individual Investment Fund shall be invested in such Administrator-approved Plan investment options as are designated by the Participant telephonically, electronically or if permitted by the Administrator in writing, and the sole duty of the Trustee with respect to the investment thereof shall be to make the investment and any change therein or addition thereto as directed by the Administrator or Participant. The securities, including any shares of Employer Stock, held in each Participant’s Individual Investment Fund shall be voted by the Trustee in accordance with such voting directions as the Participant provides electronically, telephonically or otherwise in writing to the Trustee or Administrator in accordance with such non-discriminatory procedures as the Administrator establishes; provided, however, that the Administrator may direct the Trustee as to the manner in which any shares of Employer Stock held in Individual Investment Funds are voted in those cases in which the applicable Participants fail to provide timely voting directions. All income, gains, losses, and expenses of a Participant's Individual Investment Fund shall be allocated exclusively to that Participant's Accounts.”

WITNESS WHEREOF, the Employer has caused this Seventh Amendment to the Second Restatement of the Plan to be executed this 10th day of June, 2014.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer